Exhibit 99

             Snap-on Announces 2006 First-quarter Results

    KENOSHA, Wis.--(BUSINESS WIRE)--April 28, 2006--Snap-on
Incorporated (NYSE:SNA), a global leader in professional tools, diagnostics and equipment, today announced 2006 first-quarter results.

    -- Net earnings for the first quarter of 2006 increased 23.5% to $22.1 million from $17.9 million a year ago. Diluted earnings per share were $0.37 this year compared with $0.31 a year ago.

    -- Operating earnings increased 14.9% to $39.4 million from $34.3 million in the prior year. The operating margin on total revenues improved to 6.5% from 5.6% a year ago.

    -- Net sales were $593.5 million in the first quarter of 2006 compared to $598.7 million in the prior year. Sales increased by $9.8 million, or 1.6%, due to higher volume and pricing, which was more than offset by $15.0 million of currency translation.

    "Our first-quarter performance demonstrates that Snap-on associates are executing on the initiatives announced earlier this year to improve customer satisfaction, strengthen our brands and operations, push savings to the bottom line and grow financial returns," said Jack D. Michaels, Snap-on chairman, president and chief executive officer. "We are making progress against our strategic priorities and see substantial long-term opportunity for profitable growth."

    Segment Results

    Snap-on Tools Group (formerly the Snap-on Dealer Group) operating earnings were $18.2 million on segment sales of $248.7 million in the first quarter of 2006, compared with $18.1 million of operating earnings on $255.8 million of segment sales in the first quarter of 2005.
    Operating earnings as a percentage of sales increased to 7.3% in the first quarter of 2006 compared with 7.1% in 2005. Savings and enhanced productivity from rapid continuous improvement actions, higher selling prices and a favorable product mix more than offset the lower sales volume and higher planned costs associated with efforts to improve U.S. manufacturing flexibility. Operating earnings in 2006 were also impacted by $4.5 million of higher year-over-year production and material costs, including steel, and $2.3 million of higher promotional costs, including an extensive update of the Snap-on catalog. Operating earnings in the first quarter of 2005 included $3.0 million of costs related to the termination of a supplier relationship.
    Sales in the first quarter of 2006 decreased by $7.1 million year over year, including $2.9 million from unfavorable currency translation. Sales in North America were down 1.8% year over year. A 1.5% increase in Snap-on's U.S. sales per franchisee was more than offset by a 2.5% reduction in the number of U.S. franchisees during the quarter. This decrease in franchisees was anticipated as a consequence of the strategic initiatives being implemented in 2006 to improve the franchise system.
    Commercial and Industrial Group operating earnings were $23.1 million on segment sales of $287.2 million in the first quarter of 2006 compared with operating earnings of $11.0 million on $293.8 million of segment sales in the first quarter of 2005.
    Operating earnings as a percentage of sales increased to 8.0% in the first quarter of 2006 compared with 3.7% in 2005. The significant increase in year-over-year operating earnings reflects the impact of substantial cost reductions, including $8.4 million from on-going rapid continuous improvement initiatives, and consolidation and other strategic efforts to increase production and sourced materials from lower-cost regions and facilities. Improved product sales mix, as well as benefits from higher year-over-year selling prices, more than offset planned spending to expand our sales presence in emerging growth markets. The profitability of the worldwide equipment business demonstrated substantial year-over-year earnings growth, reflecting its continuing cost improvement efforts and technology-driven sales gains in its wheel service product lines.
    First-quarter 2006 sales growth in emerging markets and higher sales of hand tools for industrial applications were more than offset by $10.8 million of unfavorable currency translation. Sales volume of worldwide vehicle-service equipment was up slightly year over year.
    Diagnostics and Information Group operating earnings were $10.3 million on segment sales of $119.2 million for the first quarter of 2006 compared with $9.3 million of operating earnings on $114.4 million of segment sales in the first quarter of 2005.
    Operating earnings as a percentage of sales increased to 8.6% in the first quarter of 2006 compared with 8.1% in 2005. The benefit of higher sales and improved productivity from rapid continuous improvement initiatives led to the increased earnings and a higher operating margin year over year.
    Sales increases of $6.6 million year over year, largely due to higher OEM facilitation actions and increased sales of Mitchell1(TM) information products, were partially offset by $1.8 million of unfavorable currency translation.
    Financial Services operating earnings were $2.0 million on $11.2 million of revenue in the first quarter of 2006 compared with $4.3 million of operating earnings on $14.1 million of revenue in the first quarter of 2005. The decrease in operating earnings primarily reflects the impact of lower net interest spreads, partially offset by higher originations.
    Corporate general expenses were $14.2 million in the first quarter of 2006 compared with $8.4 million a year ago. Increased expenses in 2006 include $5.3 million of higher insurance, health care and other costs. Higher expenses were also incurred in 2006 related to performance compensation and adjustments on liability-based awards, including $2.0 million from the adoption of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123(R) "Share-Based Payment."
    Cash flow from operating activities improved to $27.5 million in the 2006 first quarter compared with $19.3 million for the year-ago period. This cash flow was used to fund $10.7 million of capital expenditures, as well as $26.0 million for share repurchases and $15.8 million for shareholder dividends. At quarter end, cash and cash equivalents increased to $182.9 million compared with $170.4 million at year-end 2005. Total debt was $228.2 million at quarter end compared with $226.5 million at year-end 2005.

    Outlook

    Snap-on will continue to emphasize the implementation of its 2006 strategic priorities, including focused innovation on product and process improvements, its growth initiatives in emerging markets, and its actions to further enhance value and service to Snap-on's franchisees and customers. While Snap-on is encouraged by the progress in its key initiatives and with the improvement in first-quarter earnings performance, the Company is still early in the implementation phase of its 2006 strategic initiatives and certain key transformational changes are planned for the second and third quarters of 2006.
    First-quarter 2006 earnings exceeded expectations provided at the beginning of 2006. Snap-on continues to believe that operating earnings for the Commercial and Industrial and the Diagnostics and Information Groups will improve for the year, even as the businesses continue to invest and progress on their key initiatives to support sustainable profitable growth: expansion in Asia and other emerging markets, and focused innovation on new technology and information-based products.
    The Snap-on Tools Group plans to continue to invest in its initiatives to improve service and value to its franchisees and customers, enhance sales and profitability of its franchisees, improve and transform its manufacturing supply chain to a lower cost, market demand replenishment system, and extend Snap-on brands and product lines into targeted underdeveloped market segments. The expected costs to enhance field support and for other franchise system initiatives, previously believed to cost up to $15 million, are now expected to cost $5 million to $7 million, of which approximately $1 million was incurred in the first quarter. This lower level of spending contributed to the higher-than-expected earnings in the first quarter. Snap-on continues to believe that customer service and supply chain initiatives, along with new marketing programs, will require spending of $8 million to $10 million in 2006, as originally anticipated, with a significant portion of this spending expected to occur in the third quarter. Progress is on track and is expected to continue to show positive momentum through the remainder of 2006, although the Company continues to believe the Snap-on Tools segment will experience a year-over-year decline in 2006 operating earnings.
    The Financial Services segment is expected to continue to be challenged by higher interest rates, and therefore its operating results for the full year are estimated to be lower than the results achieved a year ago.
    A discussion of this release will be webcast at 10:00 a.m. CDT today, and a replay will be available for at least 10 days following the call. To access the Webcast, visit www.snapon.com, click on Snap-on Corporate and then on Investor Events in the drop-down menu under Investor Information. Additional detail about Snap-on is also available on the Snap-on Web site.

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 11,600 people worldwide.

    Important information about forward-looking statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that any forward-looking statements included in this release that are based upon assumptions and estimates were developed by management in good faith and are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by the company or its management that the projected results will be achieved. For those forward-looking statements, Snap-on cautions the reader that numerous important factors, such as those listed below, as well as the risk factors discussed in Snap-on's Form 10-K filing dated February 21, 2006, and Form 8-K filing dated July 27, 2005, could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Snap-on.
    These risks and uncertainties include, without limitation, uncertainties related to estimates, statements, assumptions and projections generally, and the timing and progress with which Snap-on can attain savings from cost reduction actions, including its ability to implement reductions in workforce, achieve improvements in the company's manufacturing footprint and greater efficiencies in its supply chain, and enhance machine maintenance, plant productivity and manufacturing line set-up and change-over practices, any or all of which could result in production inefficiencies, higher cost and lost revenues. These risks also include uncertainties related to Snap-on's capability to implement future strategies with respect to its existing businesses, refine its brand and franchise strategies, retain and attract franchisees, further enhance service and value to franchisees and thereby enhance their sales and profitability, introduce successful new products, as well as its ability to withstand disruption arising from natural disasters, planned facility closures or other labor interruptions, litigation challenges and external negative factors including significant changes in the current competitive environment, inflation, interest rates and other monetary fluctuations; and the various potential impacts of legal proceedings and/or settlements, terrorist disruptions on business, and energy and raw material supply and pricing (primarily steel and fuel), including the impact of higher fuel prices on franchisees' operations. Snap-on disclaims any responsibility to update any forward-looking statement provided in this release.

    For additional information, visit www.snapon.com.


                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)


                                                Three Months Ended
                                             -------------------------
                                               April 1,     April 2,
                                                2006         2005
                                             ------------ ------------

Net sales                                         $593.5       $598.7
Cost of goods sold                                (333.2)      (341.8)
                                             ------------ ------------
Gross profit                                       260.3        256.9
                                             ------------ ------------

Financial services revenue                          11.2         14.1
Financial services expenses                         (9.2)        (9.8)
                                             ------------ ------------
Operating income from financial services             2.0          4.3

Operating expenses                                (222.9)      (226.9)
                                             ------------ ------------
Operating earnings                                  39.4         34.3

Interest expense                                    (4.4)        (5.9)
Other income (expense) - net                        (1.2)        (0.9)
                                             ------------ ------------
Earnings before income taxes                        33.8         27.5

Income tax expense                                 (11.7)        (9.6)
                                             ------------ ------------
Net earnings                                       $22.1        $17.9
                                             ============ ============

Earnings per share:
  Basic                                            $0.38        $0.31
  Diluted                                          $0.37        $0.31

Weighted-average shares outstanding:
  Basic                                             58.2         57.8
  Effect of dilutive options                         0.9          0.5
                                             ------------ ------------
  Diluted                                           59.1         58.3
                                             ============ ============



                         SNAP-ON INCORPORATED
                   Supplemental Segment Information
                         (Amounts in millions)
                              (unaudited)


                                                Three Months Ended
                                             -------------------------
                                               April 1,     April 2,
                                                2006         2005
                                             ------------ ------------

Net sales:
Snap-on Tools Group                               $248.7       $255.8
Commercial and Industrial Group                    287.2        293.8
Diagnostics and Information Group                  119.2        114.4
                                             ------------ ------------
Segment net sales                                  655.1        664.0
Intersegment eliminations                          (61.6)       (65.3)
                                             ------------ ------------
Total net sales                                   $593.5       $598.7

Financial services revenue                          11.2         14.1
                                             ------------ ------------
Total revenues                                    $604.7       $612.8
                                             ============ ============

Operating earnings:
Snap-on Tools Group                                $18.2        $18.1
Commercial and Industrial Group                     23.1         11.0
Diagnostics and Information Group                   10.3          9.3
Financial Services                                   2.0          4.3
                                             ------------ ------------
Segment operating earnings                          53.6         42.7
Corporate                                          (14.2)        (8.4)
                                             ------------ ------------
Operating earnings                                 $39.4        $34.3

Interest expense                                    (4.4)        (5.9)
Other income (expense) - net                        (1.2)        (0.9)
                                             ------------ ------------
Earnings before income taxes                       $33.8        $27.5
                                             ============ ============



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)


                                                Three Months Ended
                                             -------------------------
                                               April 1,     April 2,
                                                2006         2005
                                             ------------ ------------

Operating activities
Net earnings                                       $22.1        $17.9
Adjustments to reconcile net earnings to net
 cash provided (used) by operating activities:
  Depreciation                                      12.0         13.5
  Amortization of other intangibles                  0.5          1.1
  Stock-based compensation expense                   3.3            -
  Deferred income tax provision                     (2.9)           -
  Loss (gain) on sale of assets                     (0.7)         0.7
  Loss (gain) on mark to market for cash
   flow hedges                                       0.1         (0.3)
Changes in operating assets and liabilities:
  (Increase) decrease in receivables               (27.0)       (17.4)
  (Increase) decrease in inventories                (9.6)       (14.1)
  (Increase) decrease in prepaid and other
   assets                                          (14.3)        14.2
  Increase (decrease) in accounts payable           26.6          9.1
  Increase (decrease) in accruals and other
   liabilities                                      17.4         (5.4)
                                             ------------ ------------
Net cash provided by operating activities           27.5         19.3

Investing activities
Capital expenditures                               (10.7)        (9.2)
Proceeds from disposal of property and
 equipment                                           2.5          3.0
                                             ------------ ------------
Net cash used in investing activities               (8.2)        (6.2)

Financing activities
Net increase in short-term borrowings                6.0          1.3
Purchase of treasury stock                         (26.0)        (7.7)
Proceeds from stock purchase and option
 plans                                              25.4          6.5
Excess tax benefits from stock-based
 compensation                                        3.4            -
Cash dividends paid                                (15.8)       (14.5)
                                             ------------ ------------
Net cash used in financing activities               (7.0)       (14.4)

Effect of exchange rate changes on cash and
 cash equivalents                                    0.2         (3.3)
                                             ------------ ------------
Increase (decrease) in cash and cash
 equivalents                                        12.5         (4.6)

Cash and cash equivalents at beginning of
 period                                            170.4        150.0
                                             ------------ ------------
Cash and cash equivalents at end of period        $182.9       $145.4
                                             ============ ============

Supplemental cash flow disclosures
Cash paid for interest                             $(7.1)      $(10.4)
Net cash refunded (paid) for income taxes           (4.2)         6.2



                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)
                              (unaudited)


                                               April 1,   December 31,
                                                2006         2005
                                             ------------ ------------

Assets
  Cash and cash equivalents                       $182.9       $170.4
  Accounts receivable - net of allowances          513.7        485.9
  Inventories                                      293.4        283.2
  Deferred income tax benefits                      73.0         76.3
  Prepaid expenses and other assets                 71.8         57.1
                                             ------------ ------------
      Total current assets                       1,134.8      1,072.9

  Property and equipment - net                     291.6        295.5
  Deferred income tax benefits                      60.9         57.8
  Goodwill                                         402.4        398.3
  Other intangibles - net                           64.6         64.0
  Pension assets                                    20.6         20.6
  Other assets                                      97.1         99.3
                                             ------------ ------------
      Total Assets                              $2,072.0     $2,008.4
                                             ============ ============

Liabilities
  Accounts payable                                $162.2       $135.4
  Notes payable and current maturities
   of long-term debt                                31.0         24.8
  Accrued benefits                                  34.8         35.4
  Accrued compensation                              54.0         62.2
  Franchisee deposits                               42.0         44.4
  Deferred subscription revenue                     28.9         26.6
  Income taxes                                      40.9         33.1
  Other accrued liabilities                        163.0        144.2
                                             ------------ ------------
    Total current liabilities                      556.8        506.1

  Long-term debt                                   197.2        201.7
  Deferred income taxes                             72.5         75.3
  Retiree health care benefits                      90.8         90.8
  Pension liabilities                               97.5         92.7
  Other long-term liabilities                       80.3         79.6
                                             ------------ ------------
    Total Liabilities                            1,095.1      1,046.2
                                             ------------ ------------

Shareholders' Equity
  Common stock                                      67.1         67.0
  Additional paid-in capital                       115.6        113.3
  Retained earnings                              1,150.1      1,143.8
  Accumulated other comprehensive income
   (loss)                                          (53.1)       (56.6)
  Grantor Stock Trust at fair market value         (91.8)      (120.3)
  Treasury stock at cost                          (211.0)      (185.0)
                                             ------------ ------------
    Total Shareholders' Equity                     976.9        962.2
                                             ------------ ------------
    Total Liabilities and Shareholders'
     Equity                                     $2,072.0     $2,008.4
                                             ============ ============




    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262-656-5561
             William Pfund (Investors), 262-656-6488